P10 Announces Appointment of Tracey Benford to Board of Directors

DALLAS, April 22, 2024 (GLOBE NEWSWIRE) - P10, Inc. (NYSE: PX), a leading private markets solutions provider, today announced the appointment of Tracey Benford to its Board of Directors as an independent Class II director, effective April 22, 2024. Ms. Benford will serve on the Company’s Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee.

“On behalf of the entire board, we are thrilled to welcome financial services industry veteran Tracey Benford to the P10 team,” said Luke Sarsfield, P10 Chief Executive Officer. “Tracey’s leadership within the alternative asset management profession and deep sector expertise, as well as her extensive career at Goldman Sachs and intrinsic role in negotiating complex global transactions, will greatly benefit P10 as we embark on this next chapter of organic and inorganic growth.”

Ms. Benford is a successful organizational leader and seasoned executive with nearly 30 years of financial services experience. As a former Partner from Goldman Sachs, Ms. Benford oversaw the Global Markets Division for the Midwest, Southwest and Canada, while managing some of the firm’s largest alternative asset managers, pension funds and insurance companies. During her tenure at Goldman Sachs, she also served as a member of the Global Executive Committee for Global Markets and the Partnership Committee. Notably, Ms. Benford was selected to help launch One Goldman Sachs’ (OneGS) program focused on creating cross-divisional strategies to provide a more comprehensive and integrated approach to serving the global client franchise.

About P10
P10 is a leading multi-asset class private markets solutions provider in the alternative asset management industry. P10’s mission is to provide its investors differentiated access to a broad set of investment solutions that address their diverse investment needs within private markets. As of December 31, 2023, P10 has a global investor base of more than 3,600 investors across 50 states, 60 countries, and six continents, which includes some of the world’s largest pension funds, endowments, foundations, corporate pensions, and financial institutions. Visit www.p10alts.com.

Ownership Limitations
P10’s Certificate of Incorporation contains certain provisions for the protection of tax benefits relating to P10’s net operating losses. Such provisions generally void transfers of shares that would result in the creation of a new 4.99% shareholder or result in an existing 4.99% shareholder acquiring additional shares of P10.

P10 Investor Contact:
info@p10alts.com

P10 Media Contact:
Josh Clarkson
jclarkson@prosek.com